Exhibit 10.8
TIME WARNER INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
1. Purpose of the Plan
          The purpose of the Plan is to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board.
2. Definitions
          The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)	“Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Annual Deferral Amount” means the portion of a Participant’s Cash Compensation that is to be deferred.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cash Compensation” means cash compensation earned by a Participant as a director of the Company (including, but not limited to, annual retainer, board meeting fees, committee meeting fees and committee chairman fees).

(f)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Company” means Time Warner Inc., formerly named AOL Time Warner Inc., a Delaware corporation.

(h)	“Deferral Election Form” means an election form approved by the Board.

(i)	“Deferred Cash” means a bookkeeping entry credited in accordance with an election made by a Participant pursuant to Section 5.
Amended October 25, 2007 effective as of January 1, 2005

(j)	“Deferred Share Unit” means a bookkeeping entry, equivalent in value to one Share, credited in accordance with an election made by a Participant pursuant to Section 5.

(k)	“Deferred Account” means a bookkeeping account maintained by the Company pursuant to which the Company records amounts deferred by a Participant as Deferred Cash and/or Deferred Share Units.

(l)	“Effective Date” means the date the Board approves the Plan.

(m)	“Eligible Director” means any director of the Company who is not an employee of the Company or any Affiliate during any years of service covered by the election made on a Deferral Election Form.

(n)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the average of the high and low prices of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted)(the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Board in good faith.

(o)	“Participant” means any Eligible Director who elects to participate in the Plan.

(p)	“Plan” means the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan.

(q)	“Prime Rate” means, with respect to each annual period ending on any April 30, the prime rate of interest per annum reported by the Wall Street Journal on the May 1 with which such annual period commenced (or if such May 1 is not a business day, the immediately preceding business day).

(r)	“Shares” means shares of common stock of the Company, $.01 par value per share.

3. Administration
          The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part as it deems appropriate. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
4. Eligibility
          All Eligible Directors shall be eligible to participate in the Plan.
5. Voluntary Deferral of Cash Compensation
          An Eligible Director may voluntarily elect to defer his or her Cash Compensation in the following manner:
(a)	Method of Election. In order to make a voluntary election pursuant to the Plan, the Eligible Director must complete a Deferral Election Form, not later than December 31 of the calendar year immediately preceding the calendar year in which the Cash Compensation to be deferred will be earned (or with respect to newly elected Eligible Directors, no later than 30 days after the date on which such Eligible Director commences service as a director of the Company). Notwithstanding the foregoing, no later than 30 days following the Effective Date, each Eligible Director may make a voluntary election to defer Cash Compensation pursuant to the Plan. The Deferral Election Form shall designate (i) the Annual Deferral Amount, (ii) the portion of the Annual Deferral Amount that is to be deferred into (A) Deferred Share Units and/or (B) Deferred Cash and (iii) the timing of payments. Such an election shall only be effective with respect to the Cash Compensation earned after the date of the election. Such election shall remain effective for all future terms of service as an Eligible Director and become irrevocable with respect to each future term of service on December 31 of the calendar year immediately preceding the calendar year in which the Cash Compensation to be deferred will be earned, or on such earlier date as determined by the Board, unless the Participant revokes the election or makes a new election with respect to a subsequent term prior to the date on which the prior deferral election becomes irrevocable.

(b)	Deferred Share Units. If a Participant elects to defer his or her Annual Deferral Amount into Deferred Share Units, such Participant will have Deferred Share Units credited (as of each date on which his or her Cash

Compensation would otherwise have been paid) to the Participant’s Deferred Account. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited shall be determined by dividing (i) the amount of Cash Compensation to be deferred into Deferred Share Units by (ii) the Fair Market Value of one Share on the date credited. Deferred Share Units outstanding as of the record date of a dividend on the Shares shall be credited with dividend equivalents when such dividend is paid on the Shares, and such dividend equivalents shall be converted into additional Deferred Share Units based on the Fair Market Value of a Share on the date such dividend is paid.

(c)	Deferred Cash. If a Participant makes a voluntary election to defer his or her Annual Deferral Amount into Deferred Cash, such Participant will have Deferred Cash credited (as of each date on which his or her Cash Compensation would otherwise have been paid) to the Participant’s Deferred Account. The amount of Deferred Cash to be credited shall equal the amount of Cash Compensation to be deferred into Deferred Cash. A Participant’s Deferred Account shall be credited with additional Deferred Cash on April 30 of each calendar year equal to the amount of notional interest earned on the Deferred Cash in the Participant’s Deferred Account. For this purpose, such notional interest shall be earned at the Prime Rate plus two percent (2%).
6. Timing and Form of Payment
          Payments in settlement of Deferred Accounts shall be made in cash as soon as practicable after the date or dates, and in such number of installments, as may be directed by the Participant in the Participant’s Deferral Election Form. If a Participant has elected to receive installment payments, the amount of the distribution payable is based upon the value of a Deferred Account on the installment payment date.
7. Nontransferability of Deferred Accounts
          Deferred Accounts shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, Deferred Accounts shall be payable only to such Participant. Deferred Accounts payable after the death of a Participant shall be paid to the beneficiary designated by the Participant on the Deferral Election Form; provided, that if no such beneficiary is designated the Deferred Accounts may be paid to the legatees, personal representatives or distributees of the Participant.
8. Unfunded Plan
          The Plan is intended to constitute an unfunded obligation of the Company, and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. Nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company. The Company may authorize the creation of a trust or other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the unfunded status of the Plan.
9. Adjustments Upon Certain Events
          In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, to any Deferred Share Units.
10. Successors and Assigns
          The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
11. Amendments or Termination
          The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would reduce the value of any Participant’s Deferred Account without such Participant’s consent.
12. Choice of Law
          The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws and any and all disputes between a Participant and the Company or any Affiliate relating to the Plan shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.
13. Effectiveness of the Plan
          The Plan shall be effective as of the Effective Date.
14. Compliance with Section 409A of the Code.
          This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Board shall implement the provisions of this Section 14 in good faith; provided that neither the Company nor its employees or representatives shall have any liability to Participants with respect to this Section 14.